Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FOURTH QUARTER

AND FULL YEAR 2022 RESULTS

– Leased over 1.1 Million Square Feet in 2022 –

– Occupancy At 99.8% –

GREAT NECK, New York, March 13, 2023 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter and year ended December 31, 2022.

“We are excited that we delivered per share net income and AFFO growth as we continue our efforts to produce increasing value over time,” commented Patrick J. Callan, Jr., One Liberty Properties President and Chief Executive. “Revenues and AFFO grew in the fourth quarter and all of 2022, as we effectively navigated the challenging economic backdrop of rising inflation coupled with volatility in interest rates and financial markets. We expect to maintain our disciplined underwriting approach as we seek to acquire and dispose of properties that will contribute to our growth in the future.”

Fourth Quarter Operating Results:

Revenues and Operating Expenses

Rental income for the three months ended December 31, 2022, was $27.7 million compared to $20.8 million in the corresponding period of the prior year. The improvement is due primarily to a net increase of $6.3 million from same store properties, including a one-time benefit of $4.6 million from the settlement of a lawsuit involving a ground lease tenant in Beachwood, Ohio, which is referred to as the Beachwood Settlement. Excluding this benefit, rental income was up approximately $2.3 million, or 11.1%, year-over-year.

Total operating expenses in the fourth quarter of 2022 was $14.2 million compared to $12.7 million for the three months ended December 31, 2021. The change is due to increases of $772,000 of real estate operating expenses, $384,000 from general and administrative expense and $286,000 from depreciation and amortization.

Net income, FFO1 and AFFO

Net income attributable to One Liberty in the fourth quarter of 2022 was $8.9 million, or $0.42 per diluted share, compared to net income in the corresponding period of the prior year of $6.5 million, or $0.30 per diluted share. The increase is due primarily to the Beachwood Settlement. Net income from the corresponding period in 2021 includes a $2.7 million gain from the sale of two properties.

[1]	A description and reconciliation of non-GAAP financial measures (i.e., FFO and AFFO) to GAAP financial measures is presented later in this release.

Funds from Operations, or FFO, was $15.1 million, or $0.71 per diluted share, for the quarter ended December 31, 2022, compared to $9.8 million, or $0.46 per diluted share, in the corresponding quarter of 2021.  The improvement is due to the $6.9 million increase in rental income, including $4.6 million from the Beachwood Settlement, $759,000 from new, amended or extended leases, and a $219,000 increase in rent collected from Regal Cinemas. The improvement was offset by the increase in total operating expenses.

Adjusted Funds from Operations, or AFFO, was $11.0 million, or $0.52 per diluted share, for the quarter ended December 31, 2022, compared to $10.7 million, or $0.51 per diluted share in the corresponding quarter of the prior year. The improvement in AFFO is due to the factors contributing to the increase in FFO, excluding the Beachwood Settlement.

Diluted per share net income, FFO and AFFO were impacted in the quarter ended December 31, 2022, by an average increase, after giving effect to shares repurchased pursuant to the Company’s share buyback program, of approximately 58,000 in the weighted average number of shares of common stock outstanding as a result of issuances in connection with the equity incentive, dividend reinvestment and at-the-market equity offering programs.

Full Year 2022 Operating Results:

Revenues and Operating Expenses

Rental income in 2022 was $92.2 million compared to $82.2 million in 2021. The improvement is due to a net increase of $9.2 million from same store properties, including increases of $4.6 million from the Beachwood Settlement, $1.3 million of rent collected from Regal Cinemas, including $885,000 of rent deferred from 2020 and 2021, and $998,000 of tenant reimbursements. The net benefit from acquisitions and dispositions in 2022 contributed $839,000.

Income from the early termination of leases in 2022 was $25,000 compared to $560,000 in 2021.

Total operating expenses in 2022 were $54.8 million compared to $51.2 million in 2021. The change is due to increases of $1.7 million of real estate operating expenses, $948,000 from general and administrative expense and $949,000 from depreciation and amortization.

Gain on sale of real estate

Net gain on sale of real estate, in 2022 was $16.8 million from the sale of seven properties compared to $25.5 million in 2021 from the sale of five properties.

Other income and expenses

The primary component of other income and expense is interest expense and amortization of deferred financing costs, which were $18.7 million and $18.9 million in 2022 and 2021, respectively. Other income and expenses in 2022 improved to a net expense of $11.9 million from a net expense of $17.9 million in 2021. The improvement is due primarily to the $5.4 million the Company received from the settlement of litigation involving its previously owned assisted living facility in Round Rock, Texas, which is referred to as the Round Rock Settlement, and the inclusion in 2021 of $901,000 of debt prepayment costs. Other income and expenses for 2021 includes an $805,000 gain from the sale of a property by a joint venture.

Net income, FFO and AFFO

Net income attributable to One Liberty in 2022 was $42.2 million, or $1.99 per diluted share, compared to $38.9 million, or $1.85 per diluted share, in 2021.

FFO for 2022 was $49.7 million, or $2.34 per diluted share, compared to 2021 FFO of $36.1 million, or $1.72 per diluted share. Contributing to the growth was a $10.0 million increase in rental income (including $4.6 million from the Beachwood Settlement), $5.4 million from the Round Rock Settlement and a $901,000 decrease in debt prepayment costs. Offsetting the improvement were increases of $1.7 million in real estate operating expenses and $948,000 in general and administrative expenses.

AFFO for 2022 was $42.1 million or $1.98 per diluted share compared to $41.0 million, or $1.95 per diluted share in the prior year. The growth in AFFO is due to the factors contributing to the increase in FFO, excluding the Beachwood Settlement, the Round Rock Settlement and $2.2 million related to straight-line rent accruals.

Diluted per share net income, FFO and AFFO were impacted negatively in 2022 by an average increase, net of shares repurchased, of approximately 200,000 in the weighted average number of shares of common stock as a result of issuances of stock in connection with the equity incentive, dividend reinvestment and at-the-market equity offering programs.

Leasing, Acquisitions and Dispositions in 2022:

During 2022, One Liberty entered into, amended or extended 19 leases with respect to approximately 1.1 million square feet.

The Company acquired six industrial properties for $56.5 million. The Company expects to recognize in 2023 approximately $3.7 million of rental income, excluding tenant reimbursements, from these properties, which, because they were only owned for a portion of 2022, contributed $2.5 million of rental income in such year.

The Company sold seven properties, including two retail properties and four restaurant properties, for a net gain of $16.8 million. The properties sold accounted for $618,000 and $2.5 million of rental income in 2022 and 2021, respectively.

Balance Sheet:

At December 31, 2022, the Company had $6.7 million of cash and cash equivalents, total assets of $783.3 million, total debt of $426.2 million, and total stockholders’ equity of $316.0 million.

During the quarter ended December 31, 2022, the Company entered into an amendment to its credit facility which, among other things, (i) extended the maturity date to December 31, 2026 and (ii) increased the aggregate amount that may be used for renovation and operating expense purposes to the lesser of $40.0 million and 40% of the borrowing base.

At March 6, 2023, One Liberty’s available liquidity was $94.9 million, including $6.4 million of cash and cash equivalents (including the credit facility’s required $3.0 million deposit maintenance balance) and up to $88.5 million available under its credit facility.

Share Repurchase and Dividends:

During 2022, 208,000 shares of common stock were repurchased for approximately $5.2 million, at an average cost of $25.01.

On March 13, 2023, the Board of Directors declared the Company’s 121st consecutive quarterly dividend. The $0.45 per share cash dividend is payable April 4, 2023 to stockholders of record at the close of business on March 27, 2023.

Subsequent Events:

In February 2023, the Company sold a property in Hauppauge, New York for $4.2 million. The Company anticipates recognizing a net gain on sale of real estate of approximately $1.5 million during the three months ending March 31, 2023. This property generated $220,000 of rental income in 2022.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance.  FFO is defined in the White Paper as net income (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.

One Liberty computes AFFO by adjusting from FFO for straight-line rent accruals and amortization of lease intangibles, deducting income from additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO varies from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be considered an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows from operating, investing or financing activities as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities.

Forward Looking Statement:

Certain statements contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K (and in particular the sections entitled “Cautionary Note Regarding Forward Looking Statements”, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein) and the other reports the Company files with the Securities and Exchange Commission. In addition, estimates of rental income or base rent for 2023 exclude any related variable rent, anticipated property sales may not be completed during the period indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a geographically diversified portfolio consisting primarily of industrial and retail properties. Many of these properties are subject to long term net leases under which the tenant is typically responsible, directly or indirectly for the property’s real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1Liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	December 31,
	2022	2021
ASSETS
Real estate investments, at cost	$879,596	$837,641
Accumulated depreciation	(173,143)	(160,664)
Real estate investments, net	706,453	676,977

Property held-for-sale	—	1,270
Investment in unconsolidated joint ventures	10,400	10,172
Cash and cash equivalents	6,718	16,164
Unbilled rent receivable	16,079	14,330
Unamortized intangible lease assets, net	19,841	20,694
Other assets	23,764	13,346
Total assets	$783,255	$752,953

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,355 and $3,316 of deferred financing costs, respectively	$405,162	$396,344
Line of credit-outstanding, net of $732 and $216 of deferred financing costs, respectively	21,068	11,484
Unamortized intangible lease liabilities, net	11,125	10,407
Other liabilities	28,963	28,440
Total liabilities	466,318	446,675

Total One Liberty Properties, Inc. stockholders’ equity	315,965	305,332
Non-controlling interests in consolidated joint ventures	972	946
Total equity	316,937	306,278
Total liabilities and equity	$783,255	$752,953

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Rental income, net	$27,715	$20,842	$92,191	$82,180
Lease termination fees	—	224	25	560
Total revenues	27,715	21,066	92,216	82,740

Operating expenses:
Depreciation and amortization	6,063	5,777	23,781	22,832
General and administrative	3,724	3,340	15,258	14,310
Real estate operating expenses	4,302	3,530	15,508	13,802
State taxes	74	70	285	291
Total operating expenses	14,163	12,717	54,832	51,235

Other operating income
Gain on sale of real estate, net	—	2,695	16,762	25,463
Operating income	13,552	11,044	54,146	56,968

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	90	127	400	202
Equity in earnings from sale of unconsolidated joint venture properties	—	4	—	805
Prepayment costs on debt	—	(64)	—	(901)
Income on settlement of litigation	—	—	5,388	—
Other income	6	4	1,003	869
Interest:
Expense	(4,543)	(4,366)	(17,569)	(17,939)
Amortization and write-off of deferred financing costs	(198)	(216)	(1,115)	(970)

Net income	8,907	6,533	42,253	39,034
Net income attributable to non-controlling interests	(24)	(26)	(76)	(177)

Net income attributable to One Liberty Properties, Inc.	$8,883	$6,507	$42,177	$38,857
Net income per share attributable to common stockholders-diluted	$0.42	$0.30	$1.99	$1.85

Funds from operations - Note 1	$15,063	$9,778	$49,669	$36,094
Funds from operations per common share-diluted - Note 2	$0.71	$0.46	$2.34	$1.72

Adjusted funds from operations - Note 1	$10,970	$10,747	$42,129	$41,047
Adjusted funds from operations per common share-diluted - Note 2	$0.52	$0.51	$1.98	$1.95

Weighted average number of common shares outstanding:
Basic	20,358	20,210	20,360	20,086
Diluted	20,406	20,369	20,453	20,264

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$8,883	$6,507	$42,177	$38,857
Add: depreciation and amortization of properties	5,897	5,659	23,193	22,395
Add: our share of depreciation and amortization of unconsolidated joint ventures	130	183	519	571
Add: amortization of deferred leasing costs	166	118	588	437
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	5	25	21	45
Deduct: gain on sale of real estate, net	—	(2,695)	(16,762)	(25,463)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	(4)	—	(805)
Adjustments for non-controlling interests	(18)	(15)	(67)	57
NAREIT funds from operations applicable to common stock	15,063	9,778	49,669	36,094

Deduct: straight-line rent accruals and amortization of lease intangibles	(1,044)	(333)	(3,240)	(1,019)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(5)	—	(27)	(10)
Deduct: income on settlement of litigation	—	—	(5,388)	—
Deduct: additional rent from ground lease tenant	(4,626)	—	(4,626)	—
Deduct: income on insurance recoveries from casualty loss	—	—	(918)	(695)
Deduct: lease termination fee income	—	(224)	(25)	(560)
Deduct: our share of unconsolidated joint venture lease termination fee income	—	—	(25)	—
Deduct: lease assignment fee income	—	—	—	(100)
Add: amortization of restricted stock compensation and RSU compensation	1,317	1,242	5,507	5,433
Add: prepayment costs on debt	—	64	—	901
Add: amortization and write-off of deferred financing costs	198	216	1,115	970
Add: amortization of lease incentives	44	—	44	—
Add: amortization of mortgage intangible asset	12	—	12	—
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	4	4	17	17
Adjustments for non-controlling interests	7	—	14	16
Adjusted funds from operations applicable to common stock	$10,970	$10,747	$42,129	$41,047

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.42	$0.30	$1.99	$1.85
Add: depreciation and amortization of properties	0.27	0.27	1.09	1.06
Add: our share of depreciation and amortization of unconsolidated joint ventures	0.01	0.01	0.02	0.03
Add: amortization of deferred leasing costs	0.01	0.01	0.03	0.02
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	—	(0.13)	(0.79)	(1.21)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	—	—	—	(0.04)
Adjustments for non-controlling interests	—	—	—	0.01
NAREIT funds from operations per share of common stock-diluted (a)	0.71	0.46	2.34	1.72
Deduct: straight-line rent accruals and amortization of lease intangibles	(0.04)	(0.01)	(0.16)	(0.06)
Deduct: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: income on settlement of litigation	—	—	(0.25)	—
Deduct: additional rent from ground lease tenant	(0.22)	—	(0.22)	—
Deduct: income on insurance recoveries from casualty loss	—	—	(0.04)	(0.03)
Deduct: lease termination fee income	—	(0.01)	—	(0.03)
Deduct: our share of unconsolidated joint venture lease termination fee income	—	—	—	—
Deduct: lease assignment fee income	—	—	—	—
Add: amortization of restricted stock compensation and RSU compensation	0.06	0.06	0.26	0.26
Add: prepayment costs on debt	—	—	—	0.04
Add: amortization and write-off of deferred financing costs	0.01	0.01	0.05	0.05
Add: amortization of lease incentives	—	—	—	—
Add: amortization of mortgage intangible asset	—	—	—	—
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock-diluted (a)	$0.52	$0.51	$1.98	$1.95

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.